UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2008

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2008, Chiquita Brands International, Inc. (the "Company") and Chiquita Brands L.L.C. ("CBL"), its main operating subsidiary, entered into the previously announced credit agreement with a syndicate of bank lenders, including Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," New York Branch ("Rabobank"), as administrative agent and lead arranger, and with Wells Fargo Bank, National Association as the syndication agent. The new credit facility is comprised of a six-year $200 million senior secured term loan facility and a six-year $150 million senior secured revolving credit facility. The revolving credit facility may be increased to $200 million under certain conditions. The new credit facility replaced CBL’s prior revolving credit facility and term loan.

The new $200 million term loan matures on March 31, 2014. The term loan bears interest, at CBL’s option, at a rate per annum equal to either (i) the "Base Rate" (which is the higher of (a) the Rabobank prime rate and (b) the Federal Funds Effective Rate plus 0.5%) plus 3.25% for the first six months and between 2.75% and 3.50% (based on the Company’s consolidated adjusted leverage ratio) thereafter; or (ii) the LIBOR Rate plus 4.25% for the first six months and between 3.75% and 4.50% (based on the Company’s consolidated adjusted leverage ratio) thereafter. The current interest rate for the term loan is 7.00%. The term loan requires quarterly payments, amounting to 5% per year of the initial principal amount for the first two years and 10% per year of the initial principal amount for years three to six, with the remaining balance to be paid on the maturity date of the term loan facility. CBL borrowed the full $200 million term loan on the closing date. Borrowings under the term loan were used to repay the full amounts due under CBL’s prior revolving credit facility and term loan, which together totaled $179 million and to pay related fees and expenses; CBL retained approximately $14 million of net proceeds from the term loan.

The revolving credit facility matures on March 31, 2014. The revolving credit facility bears interest, at CBL’s option, at a rate per annum equal to either (i) the "Base Rate" (described above) plus 2.50% for the first six months and between 2.00% and 2.75% (based on the Company’s consolidated adjusted leverage ratio) thereafter; or (ii) the LIBOR Rate plus 3.50% for the first six months and between 3.00% and 3.75% (based on the Company’s consolidated adjusted leverage ratio) thereafter. CBL is required to pay a fee on the daily unused portion of the new revolving credit facility of 0.50% per annum. Borrowings under the revolving credit facility may be used for working capital requirements and other general corporate purposes, including permitted acquisitions; the facility also permits the issuance of letters of credit. There are currently no loans outstanding under the revolving credit facility, but letters of credit have been issued thereunder aggregating approximately $29 million.

CBL’s obligations under the revolving credit facility and the term loan are guaranteed on a senior secured basis by the Company, all of CBL’s material domestic subsidiaries and certain of its material foreign subsidiaries. The obligations under the revolving credit facility and term loan are secured by a first priority lien on substantially all of the assets of CBL and CBL’s material domestic subsidiaries, including trademarks, 100% of the stock of CBL’s material domestic subsidiaries, and at least 65% of the stock of certain of CBL’s material foreign subsidiaries. The Company’s obligations under its guarantee are secured by a pledge of the stock of CBL.

The revolving credit facility and term loan may be repaid without penalty, but amounts repaid under the term loan may not be reborrowed. The credit facility includes covenants that (a) require CBL to maintain a maximum leverage ratio and a minimum fixed charge coverage ratio, (b) place limitations on the ability of CBL and its subsidiaries to incur debt, create liens, dispose of assets, carry out mergers and acquisitions, and make investments and capital expenditures and (c) place limitations on CBL’s ability to make loans, distributions or other transfers to the Company. However, payments to the Company are permitted: (i) whether or not any event of default exists or is continuing under the credit facility, for all routine operating expenses in connection with the Company’s normal operations and to fund certain liabilities of the Company (including interest payments on the Company’s senior notes) and (ii) subject to no continuing event of default and compliance with the financial covenants, for other financial needs, including (A) payment of dividends and distributions to the Company’s shareholders and (B) repurchases of the Company’s common stock and warrants.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financing and other services to the Company for which they have in the past received, and may in the future receive, customary fees. Certain lenders and their affiliates provide other loan, credit and banking services including cash investments and commodity and currency hedging programs, all on commercial terms. Those lenders or lender affiliates which provide commodity and hedging programs enjoy a secured position for these obligations in the collateral provided under the credit facility. In addition, one of the lenders, Wells Fargo Bank, National Association, is the Company’s transfer agent, warrant agent and trustee of one of the Company’s employee benefit plans, and another lender, Bank of America, NA has an affiliate which is the trustee for the Company’s senior notes and convertible notes.

A copy of the new credit facility agreement is included as Exhibit 10.1, and is incorporated by reference herein. Investors should refer to the credit facility agreement for full terms.

As a result of the repayment of the existing term loan, the Company may now utilize the additional lien flexibility obtained in its previously announced consent solicitation whereby holders of the Company's 7½% Senior Notes due 2014 agreed to add a new permitted lien to the indenture governing the 7½% Senior Notes that permits the Company to incur liens securing indebtedness in an aggregate amount not to exceed $185 million at any one time outstanding once the prior term loan was repaid or refinanced in full.

Item 1.02 Termination of a Material Definitive Agreement.

CBL used the proceeds from the new term loan to repay in full all amounts due under the prior amended and restated credit agreement, entered into in June 2005 and as amended to date, among the Company, CBL, a syndicate of bank lenders and Wachovia Bank, National Association, as administrative agent. Upon such repayment, the prior credit agreement was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2008, Morten Arntzen notified the Company's Board of Directors of his decision not to stand for re-election to the Board of Directors at the Company's annual meeting of stockholders in 2008 due to other business commitments. Mr. Arntzen will continue to serve as a director of the Company until the 2008 annual meeting of stockholders. Mr. Arntzen's retirement from the Board of Directors does not involve any disagreement with the Company.

On April 3, 2008, the Board of Directors of the Company elected a new director, William H. Camp. Mr. Camp, age 59, was employed by Archer Daniels Midland Company, an agricultural processing company and manufacturer of value-added food and feed ingredients from 1986 until he retired in December 2007. He will receive the Company's standard compensation package for non-employee directors, which is described in the Company’s proxy statement for its 2007 Annual Meeting of Shareholders in the section entitled "Compensation of Directors – Annual Compensation of Non-Employee Directors." It has not yet been determined on which standing committees of the Board of Directors Mr. Camp will serve. Mr. Camp, however, was appointed to serve on an ad hoc committee recently formed to consider certain recent litigation involving the Company.

Item 9.01 Financial Statements and Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:
(d) Exhibits

10.1 Credit Agreement dated as of March 31, 2008, among Chiquita Brands International, Inc., Chiquita Brands L.L.C., certain financial institutions as lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," New York Branch, as administrative agent, letter of credit issuer, swing line lender, lead arranger and bookrunner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

April 3, 2008	By:	/s/James E. Thompson

Name: James E. Thompson
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated as of March 31, 2008, among Chiquita Brands International, Inc., Chiquita Brands L.L.C., certain financial institutions as lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," New York Branch as administrative agent, letter of credit issuer and swing line lender, lead arranger and bookrunner